9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information:	November 2, 2016
Joe Weigel Director of Marketing & Communications (800) CELADON Ext. 7006 (317) 972-7006 Direct jweigel@celadontrucking.com

CELADON GROUP REPORTS SEPTEMBER QUARTER RESULTS
AND DECLARES DIVIDEND

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months ended September 30, 2016, the first fiscal quarter of the Company’s fiscal year ending June 30, 2017.

September Quarter Results

Revenue for the quarter decreased $1.1 million, or 0.4%, to $265.0 million in the September 2016 quarter from $266.1 million in the September 2015 quarter.  Freight revenue, which excludes fuel surcharges, increased $3.7 million, or 1.6%, to $241.5 million in the September 2016 quarter from $237.8 million in the September 2015 quarter.  Net income decreased $14.3 million, to a net loss of $2.9 million in the 2016 quarter from net income of $11.4 million for the same quarter last year.  Operating income decreased $22.5 million to an operating loss of $1.3 million in the September 2016 period from operating income of $21.2 million from the same quarter last year.  Earnings per diluted share decreased to a loss of $0.10 in the September 2016 quarter from $0.41 for the same quarter last year.

The decline in net income and earnings per share for the September 2016 quarter was attributable primarily to three factors.  The largest component was an approximately $12.0 million, or 28 cents per diluted share, decline in gain on disposition of equipment.  This decline related to discontinuing sales of new equipment by our Quality Companies subsidiary, which sold zero new units in the September 2016 quarter, sale of fewer tractors and trailers formerly used in our trucking operations, and lower gain on sale per unit due to a weak market for used revenue equipment.  We also saw increased equipment costs, largely related to rents associated with our sale leaseback transaction that was completed in the June 2016 quarter.  Finally, lower revenue per total mile (excluding fuel surcharges), resulting from a competitive market, less effectively covered our fixed costs, and generated lower variable cost margin.

Trucking Operations

We characterized the trucking environment during the June quarter as having lackluster freight volumes, plentiful industry-wide capacity in most markets, and significant rate pressure from customers during contractual negotiations.  These trends continued during the September quarter.  As we continue to face a challenging rate environment, we remain focused on revenue improvement through four initiatives: growing our dedicated operations, creating more lane density in core operating lanes, increasing team count to improve utilization, and increasing asset light revenue.

Revenue per loaded mile (excluding fuel surcharge) was constant from the September 2015 quarter.  We have continued to see positive impacts from our dedicated segment, which grew largely through acquisition over the last 24 months.  The dedicated fleet makes up approximately 30% of our trucking revenue and saw revenue per loaded mile improve approximately 11.8%, or $0.31 from the September 2015 quarter, due to new business, which runs at a higher revenue per mile with short lengths of haul.  The one-way truckload segment has continued to see pressure in both contractual rates and the spot market, resulting in a decline in revenue per loaded mile of 6.9%, or $0.117.  Moreover, due to the soft freight environment, to keep our drivers productive, we accepted loads with higher than normal unpaid miles between loads (deadhead).  This helped us increase average miles per tractor by 2.5% compared with the 2015 quarter, but led to a 2.8%, or $.045, decrease in average revenue per total mile.  Finally, because of the significant disparity between our dedicated and one-way truckload operating metrics, through the next bid season, we plan to continue to convert company assets to dedicated trucks, which we have seen some initial success, with approximately 60 trucks converted within the quarter, which will help offset reduced margins in one-way freight that we have recently experienced.

Average miles per tractor per week compared to the September 2015 quarter increased 25 miles per truck per week, but decreased 20 miles compared to the June 2016 quarter.  During the September 2016 quarter, company miles were approximately 78.1 million miles and owner operator miles were approximately 37.8 million miles.  We have seen company utilization remain flat in the September 2016 quarter over the June 2016 quarter, but have seen a slight decrease in owner operator utilization over the same period.  To improve fixed cost absorption, we intend to continue to seek ways to improve company truck utilization.  In certain markets this may include converting company solos hauling one-way truckload to two-person driver teams, to continue to drive utilization improvement on company owned assets.

Seated count compared to the September 2015 quarter declined 71 trucks, but increased by 63 trucks over the June 2016 quarter.  Although we saw a sequential increase, the company truck fleet decreased by 38 trucks, and the owner operator fleet increased by 101.  We intend to focus on growing our owner operator seated count and sizing our company truck fleet to match the level of freight that justifies investment in the additional assets.

Asset light revenue increased 3.5%, or $1.1 million from the September 2015 quarter, to $31.7 million.  We continue to utilize our brokerage capabilities to move customer freight that moves outside of our preferred lanes off our assets.  Through the next bid season, we anticipate converting as many accounts as possible to allow brokerage capability, to continue to drive dense lanes for our company assets.

Total equipment costs, defined as revenue equipment rental and depreciation and amortization expense, were $28.8 million for the September 2016 quarter, compared to $23.8 million for the September 2015 quarter.  The primary increase was related to rental costs from our sale leaseback trailer transaction of 4,700 trailers from the June quarter, of approximately $2.7 million, which are temporary rents as we strategically park down trailers to minimize operational disruption.  We began turning in approximately 150 trailers per month in September, which will continue until all the trailers are returned.  We saw the first month of decreased expense during October.  Over time we expect to reduce the total number of trailers in our fleet, to result in a net reduction of approximately 2,000 trailers.  The remaining balance of the increase is related to increased depreciation on other owned assets.

Quality Companies – Equipment Leasing and Servicing

Our Quality Companies division has two main businesses –equipment leasing and lease servicing.  Revenue related to Quality’s business is reflected in other revenue in key operating statistics and was approximately $9.3 million for the September 2016 quarter, compared to $3.8 million for the September 2015 quarter.  The increase in revenue is related to the increase in leased assets owned by Quality.

For the quarter, gain on disposition of equipment was approximately $1.3 million, compared with $13.2 million in the same quarter of 2015.  The reduction in gain was primarily due to no sales of tractors and trailers to financing sources (all Quality equipment) and fewer sales of tractors and trailers to wholesale and retail buyers (combination of Quality equipment and Celadon trucking fleet equipment), as well as lower prices per unit.  Despite the soft used equipment market we continued to record gains on disposition of tractors and trailers during the quarter.

On September 13, 2016, we signed a Memorandum of Understanding (the “MOU”) with Quality's main third party financing provider, under which substantially all of Quality's tractors under management owned by such third party financing provider, 19th Capital, and Quality would be combined into 19th Capital as a joint venture.  Upon closing of the joint venture, the existing agreements with the third party financing provider would be terminated and replaced with definitive agreements contemplated by the MOU.

Under the MOU, the next steps involving our fleet would include (1) the purchase of approximately $50.0 million of equipment by the joint venture, with financing to the joint venture being provided by the third party financing source, and (2) our contribution will include approximately $70 million of additional equipment to the joint venture. These two additional transactions would eliminate substantially all equipment held for resale and leased assets from our consolidated balance sheet and result in net cash to us of approximately $50.0 million

The transactions contemplated by the MOU would help lower the amount of capital we have invested in leasing assets and assist in converting Quality into an asset-light servicing entity. Our goal is to complete the joint venture during the December quarter of fiscal 2017.  Although we believe the transactions are on schedule for this timeframe, they remain subject to various consents, definitive documentation, and other risks associated with changes in terms or failure to reach agreement.

Balance Sheet and Debt

At September 30, 2016, we had $373.5 million of stockholders' equity and $438.5 million of total debt and lease obligations, net of cash balances.  Our earnings before interest, taxes, depreciation, and amortization were $107.2 million for the twelve months ended September 30, 2016.  At September 30, 2016, we had $157.5 million drawn under our $300 million revolving line of credit.

Dividend

On October 25, 2016, the Board of Directors approved a regular cash dividend to shareholders for the quarter ending December 31, 2016.  The quarterly cash dividend of two cents per share of common stock will be payable on January 20, 2017 to shareholders of record at the close of business on January 6, 2017.

Conference Call Information

Participants can pre-register for the conference call which will be held on November 3, 2016 at 10:00 AM EDT by navigating to Celadon's Investor Relations Website, http://investors.celadontrucking.com, under the report center menu option.  For those without internet access or unable to pre-register may join the conference by dialing 1-800-909-4164.  A replay of the webcast will be available through January 1, 2017 at http://investors.celadontrucking.com.

Celadon Group, Inc. (www.celadongroup.com), through its subsidiaries, provides long-haul, regional, local, dedicated, intermodal, temperature-protect, flatbed and expedited freight service across the United States, Canada and Mexico.  The company also owns Celadon Logistics Services, which provides freight brokerage services, freight management, as well as supply chain management solutions, including warehousing and distribution.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the failure of the MOU to close or a change in the actual terms compared with our expectations;, excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	For the three months ended
	Sept 30,
	2016	2015

REVENUE:
Revenue, before fuel surcharge	$241,469	$237,812
Fuel surcharge revenue	23,571	28,309
Total revenue	265,040	266,121

OPERATING EXPENSES:
Salaries, wages, and employee benefits	82,807	81,478
Fuel	26,296	27,728
Purchased transportation	90,292	89,031
Revenue equipment rentals	9,467	2,222
Operations and maintenance	19,150	17,606
Insurance and claims	8,256	6,928
Depreciation and amortization	19,332	21,601
Communications and utilities	2,419	2,344
Operating taxes and licenses	4,449	4,971
General and other operating	5,143	4,282
Gain on disposition of equipment	(1,262)	(13,242)
Total operating expenses	266,349	244,949

Operating income (loss)	(1,309)	21,172

Interest expense	3,303	3,152

Other (income) expense, net	54	100
Income from equity method investment	(131)	---
Income (loss) before income taxes	(4,535)	17,920
Income tax expense (benefit)	(1,683)	6,553
Net income (loss)	$(2,852)	$11,367

Income (loss) per common share:
Diluted	$(0.10)	$0.41
Basic	$(0.10)	$0.41

Diluted weighted average shares outstanding	28,210	27,966
Basic weighted average shares outstanding	27,616	27,453

CELADON GROUP, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2016 and June 30, 2016
(Dollars and shares in thousands except par value amounts)

	(unaudited)
	September 30,	June 30,
ASSETS	2016	2016

Current assets:
Cash and cash equivalents	$6,020	$9,077
Trade receivables, net of allowance for doubtful accounts of $1,655 and $1,588 at September 30, 2016 and June 30, 2016, respectively	131,055	134,572
Prepaid expenses and other current assets	50,373	38,498
Tires in service	4,266	3,175
Leased revenue equipment held for sale	17,967	24,937
Revenue equipment held for sale	28,987	44,876
Income tax receivable	---	473
Total current assets	238,668	255,608
Property and equipment, net of accumulated depreciation and amortization of $152,384 and $142,423 at September 30, 2016 and June 30, 2016, respectively	628,916	636,733
Leased assets, net of accumulated depreciation and amortization of $15,704 and $9,717 at September 30, 2016 and June 30, 2016, respectively	111,487	99,300
Tires in service	4,244	3,603
Goodwill	62,448	62,451
Investment in unconsolidated companies	2,383	2,253
Other assets	46,610	43,342
Total assets	$1,094,756	$1,103,290

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$25,253	$26,499
Accrued salaries and benefits	17,428	17,090
Accrued insurance and claims	22,888	20,727
Accrued fuel expense	6,506	8,258
Accrued purchase transportation	18,600	22,046
Deferred leasing revenue	22,514	15,918
Other accrued expenses	25,812	29,560
Current maturities of capital lease obligations	65,983	51,397
Income taxes payable	237	---
Total current liabilities	205,221	191,495
Long term debt, net of current maturities	158,152	152,032
Capital lease obligations, net of current maturities	220,394	247,383
Other long term liabilities	30,699	22,227
Deferred income taxes	106,787	109,138
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 28,709 and 28,715 shares at September 30, 2016 and June 30, 2016, respectively	947	948
Treasury stock at cost; 500 shares at September 30, 2016 and June 30, 2016, respectively	(3,453)	(3,453)
Additional paid-in capital	199,257	198,576
Retained earnings	214,652	218,056
Accumulated other comprehensive loss	(37,900)	(33,112)
Total stockholders' equity	373,503	381,015
Total liabilities and stockholders' equity	$1,094,756	$1,103,290

Key Operating Statistics

	For the three months ended
	September 30,
	2016	2015
Average revenue per loaded mile (*)	$1.863	$1.865
Average revenue per total mile (*)	$1.568	$1.613
Average revenue per tractor per week (*)	$2,871	$2,914
Average miles per seated tractor per week(**)	1,831	1,806
Average seated line-haul tractors (**)	4,871	4,942
*Freight revenue excluding fuel surcharge.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

Adjusted Trucking Revenue (^)	$205,389	$215,464
Asset Light Revenue	31,654	30,584
Intermodal Revenue	9,566	11,131
Other Revenue	18,431	8,942
Total Revenue	$265,040	$266,121
^Trucking Revenue for US, Canada, Mexico. Includes Fuel Surcharge.

Back to Form 8-K